Exhibit 10.17.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (“Employment Agreement”), dated as of September 18, 2002, and amended as of March 19, 2007, between Ventas, Inc., a Delaware corporation (the “Company”), and Raymond J. Lewis (the “Executive”) is made as of December 31, 2008.

WITNESSETH:

WHEREAS, the Company and Executive entered into the Employment Agreement; and

WHEREAS, the Executive Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company and Executive to make certain changes to the Employment Agreement.

NOW, THEREFORE, the Company and Executive agree as follows:

1. The following sentence is added at the end of Section 6(e) Date of Termination of the Employment Agreement:

To the extent necessary to have payments and benefits under this Agreement be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) or comply with the requirements of Code Section 409A, the Company and Executive agree to cooperate in a reasonable manner (including with regard to any post-termination services by the Executive) such that the Date of Termination as defined in this Agreement shall constitute a “separation from service” pursuant to Code Section 409A (“Separation from Service”). Notwithstanding anything contained in this Agreement to the contrary, the date on which a Separation from Service occurs shall be the “Date of Termination” or termination of employment for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Section 409A of the Code or comply with the requirements of Code Section 409A.

2. The second sentence of Section 7(a) Death or Disability of the Employment Agreement is amended and restated in its entirety as follows:

Such amount shall be paid within 30 days of the date when such amounts would otherwise have been payable to the Executive if Executive’s employment had not terminated but in no event later than the March 15th of the calendar year following the calendar year in which the Executive’s employment terminated.

3. The third sentence of Section 13 Certain Additional Payments by the Company of the Employment Agreement is amended and restated in its entirety as follows:

Such reduction, if applicable, shall be made generally by first reducing the payments under Section 8(a)(i) of this Agreement and in any event shall be made in such a manner as to maximize the value of all Payments actually made to Executive.

4. Section 22 COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE of the Employment Agreement is amended and restated in its entirety as follows:

22. Compliance with Section 409A of the Internal Revenue Code. All payments pursuant to this Agreement shall be subject to the provisions of this Section 22. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Code Section 409A. This Section 22 shall not limit any tax payments (other than Code Section 409A tax payments) provided in this Agreement.

(a) Payments to Specified Employees. To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Code Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon Separation from Service, then, if on the date of the Executive’s Separation from Service, the Executive is a Specified Employee, then to the extent required for Executive not to incur additional taxes pursuant to Code Section 409A, no such 409A Payment shall be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death. Should this Section 22 otherwise result in the delay of in-kind benefits (for example, health benefits), any such benefit shall be made available to the Executive by the Company during such delay period at Executive’s expense. Should this Section 22 result in payments or benefits to Executive at a later time than otherwise would have been made under this Agreement, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Code Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 22, as well as reimbursement of the amount Executive paid for benefits pursuant to the preceding sentence, shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest published in the Wall Street Journal as the “prime rate” (or equivalent) on the date that payments or benefits, as applicable, to Executive should have been made under this Agreement. For purposes of this Section 22, the term “Specified Employee” shall have the meaning set forth in Code Section 409A, as determined in accordance with the methodology established by the Company. For purposes of determining whether a Separation from Service has occurred for purposes of Code Section 409A, to the extent permissible under Code Section 409A, subsidiaries and affiliates of the Company are those included by using a twenty percent (20%) standard to define the controlled group under Code Section 1563(a) in lieu of the fifty percent (50%) default rule. In addition, for purposes of determining whether a Separation from Service has occurred for purposes of Code Section 409A, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Executive to less than fifty (50%) of the average level of services performed by the Executive during the immediately preceding 12-month period.

(b) Reimbursements Including Tax Gross-Ups. For purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Code Section 409A, will be made no later than the end of the calendar year following the calendar year in which the expense was incurred. However, for purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, any tax gross-up may be payable through the calendar year after the calendar year in which the Executive remits the taxes rather than be limited to the end of the calendar year following the calendar year in which the expense was incurred and reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability may be payable through the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority or, where as a result of such audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. To the extent required to comply with Code Section 409A, any taxable reimbursements and any in-kind benefits under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Executive; and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten years plus the lifetime of the Executive. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Code Section 409A to the maximum extent provided by Treasury Regulations §1.409A-1(b)(9)(v) or otherwise under Code Section 409A.

(c) Release. To the extent that Executive is required to execute and deliver a Release to receive a 409A Payment and this Agreement provides for such 409A Payment to be provided prior to the 55th day following the Executive’s Separation from Service, such 409A Payment will be provided upon the 55th day following Executive’s Separation from Service provided the Release in the form mutually agreed upon between Executive and the Company or in the form set forth in Attachment A has been executed, delivered and effective prior to such time. To the extent a 409A Payment is made at a later time than otherwise would have been made under this Agreement because of the provisions of the preceding sentence of this Section 22(c), interest for the delay and the opportunity for Executive to pay for benefits in the interim with subsequent reimbursement from the Company shall be provided in a manner consistent with that set forth in Section 22(a). To the extent that Executive is required to execute and deliver a Release to receive a 409A Payment and this Agreement provides for such 409A Payment to be provided in accordance with Section 22(a), such 409A Payment will be provided as set forth in Section 22(a) provided the Release in the form mutually agreed upon between Executive and the Company or in the form set forth in Attachment A has been executed, delivered and effective prior to such time. If a Release is required for a 409A Payment and such Release is not executed, delivered and effective by the date six months after the Executive’s Separation from Service if such 409A Payment is subject to the limitations set forth in Section 22(a) or the 55th day following Executive’s Separation from Service if such 409A Payment is not subject to the limitations set forth in Section 19(a), such 409A Payment shall not be provided to the Executive to the extent that providing such 409A Payment would cause such 409A Payment to fail to comply with Code Section 409A. To the extent that any payments or benefits under this Agreement are intended to be exempt from Code Section 409A as a short-term deferral pursuant to Treasury Regulations §1.409A-1(b)(4) or any successor thereto and require Executive to provide a Release to the Company to obtain such payments or benefits, any Release required for such payment or benefit must be provided in the form mutually agreed upon between Executive and the Company or in the form set forth in Attachment A no later than March 7th of the calendar year following the calendar year of the Executive’s Separation from Service.

(d) No Acceleration; Separate Payments. No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A. If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(e) Cooperation. If any compensation or benefits provided by this Agreement may result in the application of Code Section 409A, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred of compensation” within the meaning of such Code Section 409A or in order to comply with the provisions of Code Section 409A of the Code and without any diminution in the value of the payments or benefits to the Executive. This Section 22 is not intended to impose any restrictions on payments or benefits to Executive other than those otherwise set forth in this Agreement or required for Executive not to incur additional tax under Code Section 409A and shall be interpreted and operated accordingly. The Company to the extent reasonably requested by Executive shall modify this Agreement to effectuate the intention set forth in the preceding sentence.

5. In all other respects, the Employment Agreement, as amended, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

VENTAS, INC.

By:	/s/ T. Richard Riney
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

EXECUTIVE

/s/ Raymond J. Lewis
Raymond J. Lewis